Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ended March 31, 2015 Earnings
Houston, Texas — May 6, 2015 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended March 31, 2015 and provided an operational update.
Highlights include:

•
Exceeded production guidance range and increased average daily production to 50,446 barrels of oil equivalent per day (“Boepd”), an 18% increase over the first quarter of 2014 and a 1% sequential quarter increase.

•	Invested capital expenditures (“CapEx”) of $271.1 million in the first quarter of 2015, compared to a CapEx budget of $271.1 million.

•	Completed and placed on production 23 gross (19.2 net) operated wells in the first quarter of 2015.

•	Decreased lease operating expenses (“LOE”) per barrel of oil equivalent (“Boe”) to $8.62, a 17% decrease from the first quarter of 2014 and an 11% sequential quarter decrease.

•
Reported Adjusted EBITDA of $208.9 million in the first quarter of 2015. For a definition of Adjusted EBITDA and a reconciliation of net income and net cash provided by operating activities to Adjusted EBITDA, see “Non-GAAP Financial Measures” below.

•	Completed a public offering of 36.8 million shares, raising $463.1 million of net proceeds for the Company on March 9, 2015.

“Oasis exceeded production guidance of 47,000 to 49,000 Boepd in the first quarter of 2015, as new wells brought on during the first quarter exceeded production expectations with over 60% of the wells completed with high intensity stimulation,” said Thomas B. Nusz, Oasis' Chairman and Chief Executive Officer. “Based on our first quarter performance, we expect to produce between 47,000 and 49,000 Boepd in the second quarter of 2015 and to produce between 46,000 and 49,000 Boepd for the full year 2015. Additionally, CapEx tracked in line with our budget, with drilling and completion capital coming in at $216.6 million, or $8.3 million below our budget. There were some timing differences on a few non-drilling and completion items, and we remain on track to spend our $705 million CapEx budget for 2015. Well costs are trending below our original 2015 estimates, as the team has driven down the cost for high intensity completions to approximately $9.0 million per well.”

Mr. Nusz added, “The White Unit in Wild Basin, our first multi-slickwater test, continues to outperform the high-end of our type curve. The test included seven wells in a portion of a single DSU, all completed with slickwater completions. The Middle Bakken well has produced approximately 256,000 Boe through 216 days and the wells in the first bench of the Three Forks have produced on average 167,000 Boe through 192 days. Additionally, we completed our first high volume proppant test in Alger, which is the 17,000 net acre southern subsection of South Cottonwood where we have 18 DSUs included in our core inventory. The Helling Trust has two new Middle Bakken wells that have produced on average 139,000 Boe through 88 days and a well completed in the first bench of the Three Forks wells that has produced 104,000 Boe through 87 days. All of the Middle Bakken and Three Forks wells in both the White Unit and the Helling Trust have early time production that is trending over double our corresponding production data for our 750,000 Boe Middle Bakken type curve and our 600,000 Boe Three Forks type curve, respectively. The continued outperformance of both of these high intensity completion tests continues to provide us with confidence in our plans to target our core area with high intensity completions.”

Taylor Reid, Oasis' President and Chief Operating Officer added, “We have driven LOE down to $8.62 per Boe, the lowest level we have delivered since our acquisition during 2013 and 15% below 2014 levels. We have been successful at lowering operating costs as we focus completions in areas with existing salt water pipeline and disposal infrastructure as well as improving run time on our producing wells. We increased connectivity to our OMS infrastructure in the first quarter of 2015 and now have 58% of our wells connected. We are updating our LOE guidance for the year to $9.00 to $10.00, based on confidence around recent performance.”

“We also continue to increase our financial flexibility completing a $463 million equity offering in early March as well as amending our credit facility to increase the term to five years and to increase the committed level to $1.525 billion. We have over $1.3 billion of liquidity even as we drill within cash flow for the remainder of the year,” said Mr. Reid.
Operational and Financial Update

During the quarter ending March 31, 2015, the Company brought 23 gross (19.2 net) operated and 0.9 net non-operated wells on production in the Williston Basin, in line with its budget. As of March 31, 2015, the Company had five rigs running and 91 gross operated wells awaiting completion in the Williston Basin.

The Company’s average daily production and revenues are detailed in the following table:

	Quarter Ended:
	3/31/2015	12/31/2014	3/31/2014 (1)
Production (Boepd)	50,446	50,143	42,856
Percent Oil	88.6%	89.4%	89.4%
Average oil sales price, without derivative settlements (per Bbl)	$40.73	$62.79	$89.66
Revenues ($ in thousands):
Oil	$163,813	$258,913	$309,231
Natural gas	10,046	14,356	22,616
Well services (OWS)	2,708	22,980	15,827
Midstream (OMS)	3,820	3,423	1,845
Total revenues	$180,387	$299,672	$349,519

(1)	Includes production from certain non-operated properties in and around the Company’s Sanish position until the properties were sold in March 2014 (the “Sanish Divestiture”).
Total revenues for the first quarter of 2015 decreased by 40% compared to the fourth quarter of 2014, primarily due to lower oil and natural gas prices in the first quarter of 2015. In the first quarter of 2015, as NYMEX West Texas Intermediate (“WTI”) crude oil prices further declined, the Company’s price differentials continued to increase as a percentage of WTI but decreased in terms of the dollar per barrel discount to WTI to an average of $7.85 per barrel of oil during the first quarter of 2015 compared to $9.74 per barrel of oil during the fourth quarter of 2014. The Company expects its price differential to WTI to narrow in the second quarter of 2015 to $6.50 to $7.50 per barrel.
The Company’s operating expenses are detailed in the following table:

	Quarter Ended:
	3/31/2015	12/31/2014	3/31/2014
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$39,125	$44,697	$39,989
Well services (OWS)	1,054	14,474	10,359
Midstream (OMS)	898	1,167	561
Marketing, transportation and gathering expenses (1)	7,282	6,843	5,932
Non-cash valuation charges	(4)	2,684	(746)
Total operating expenses	$48,355	$69,865	$56,095
Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$8.62	$9.69	$10.37
Marketing, transportation and gathering expenses (1)	1.60	1.48	1.53

(1)	Excludes non-cash valuation charges on pipeline imbalances and linefill inventory.

The sequential quarter-over-quarter decrease in LOE per Boe was primarily due to lower water volumes produced as well as more salt water disposal volumes going to Oasis Midstream Services (“OMS”) disposal wells, decreased workover costs and lower LOE on non-operated volumes.
Marketing, transportation and gathering expenses, excluding non-cash valuation charges, totaled $7.3 million in the first quarter of 2015, $5.9 million in the first quarter of 2014 and $6.8 million in the fourth quarter of 2014. While transporting volumes through third-party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing transportation costs included in the Company’s oil price differential for sales at the wellhead. Currently, the Company is flowing 79% of its gross operated oil production through these gathering systems.
Production taxes as a percentage of oil and gas revenues were 9.6% in both the first quarters of 2015 and 2014 and 9.8% in the fourth quarter of 2014.
Depreciation, depletion and amortization expenses (“DD&A”) totaled $118.5 million in the first quarter of 2015, $91.3 million in the first quarter of 2014 and $116.8 million in the fourth quarter of 2014. DD&A was $26.10 per Boe in the first quarter of 2015, $23.66 per Boe in the first quarter of 2014 and $25.32 per Boe in the fourth quarter of 2014. The increase in the DD&A rate was primarily due to an increase in the drilling program in the Three Forks formation, including lower benches, in the second half of 2014. In addition, during the first two months of 2014, the Company had production from the wells sold in the

Sanish Divestiture, but these wells were not depreciated because the assets were held for sale, which lowered DD&A by $0.78 per Boe in the first quarter of 2014.
General and administrative (“G&A”) expenses totaled $23.3 million in the first quarter of 2015, $23.5 million in the first quarter of 2014 and $24.1 million in the fourth quarter of 2014. G&A expenses were $5.14 per Boe in the first quarter of 2015, $6.10 per Boe in the first quarter of 2014 and $5.23 per Boe in the fourth quarter of 2014. Amortization of stock-based compensation, which is included in G&A expenses, was $7.6 million, or $1.68 per Boe, in the first quarter of 2015 as compared to $4.5 million, or $1.17 per Boe, in the first quarter of 2014 and $5.5 million, or $1.20 per Boe, in the fourth quarter of 2014.
As a result of its derivative activities and forward oil price changes, the Company incurred a $47.1 million net gain on derivative instruments, including net cash settlement receipts of $109.3 million, for the first quarter of 2015 and a $306.8 million net gain on derivative instruments, including net cash settlement receipts of $31.5 million, for the fourth quarter of 2014. The net cash settlement receipts from derivative instruments of $109.3 million in the first quarter of 2015 included $33.1 million, $41.6 million and $34.6 million from the settlements of contracts in December 2014, January 2015 and February 2015, respectively. The Company’s derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.
Interest expense was $38.8 million for the first quarter of 2015 compared to $40.2 million for the first quarter of 2014 and $39.8 million for the fourth quarter of 2014. The $1.0 million sequential quarter decrease was primarily due an increase in capitalized interest in the first quarter of 2015. Capitalized interest totaled $3.9 million for the first quarter of 2015, $1.6 million for the first quarter of 2014 and $2.7 million for the fourth quarter of 2014.

For the three months ended March 31, 2015, the Company recorded an income tax benefit of $7.4 million, resulting in a 29.0% effective tax rate as a percentage of its pre-tax loss for the quarter. The Company’s income tax expense for the three months ended December 31, 2014 was recorded at 37.6% of pre-tax net income. While the 2014 effective tax rate was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business, the rate for the three months ended March 31, 2015 was lower due to permanent differences between the compensation amounts expensed for book purposes versus the amounts deductible for income tax purposes.
Adjusted EBITDA for the first quarter of 2015 was $208.9 million, a 13% decrease from the first quarter of 2014 of $239.8 million, and a decrease of 5% from the fourth quarter of 2014 of $219.5 million. For a definition of Adjusted EBITDA and a reconciliation of net income and net cash provided by operating activities to Adjusted EBITDA, see “Non-GAAP Financial Measures” below.
For the first quarter of 2015, the Company reported a net loss of $18.0 million, or $0.17 per diluted share, as compared to net income of $170.0 million, or $1.70 per diluted share, for the first quarter of 2014. Excluding certain non-cash or non-recurring items and their tax effect in the first quarter of 2015 and 2014, Adjusted Net Income (non-GAAP) was $30.6 million, or $0.28 per diluted share, and $64.8 million, or $0.65 per diluted share, respectively. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.
Capital Expenditures
The following table depicts the Company’s total CapEx by category:

1Q 2015
CapEx ($ in thousands):
Exploration and production	$225,499
OMS	35,778
OWS	2,023
Other CapEx (1)	7,805
Total CapEx (2)	$271,105

(1)	Other CapEx includes such items as administrative capital and capitalized interest.

(2)
CapEx reflected in the table above differs from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity
On March 9, 2015, the Company completed a public offering of 36.8 million shares, raising $463.1 million of net proceeds. On March 31, 2015, Oasis had total cash and cash equivalents of $10.2 million. As of March 31, 2015, the Company had $165.0 million of borrowings and $5.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $1,329.8 million.
On April 13, 2015, the Company entered into its third amendment to its revolving credit facility (the “Third Amendment”), which extended the maturity date of the facility to April 13, 2020, provided that the Company’s senior unsecured notes due February 1, 2019 are retired or refinanced 90 days prior to their maturity. In connection with the Third Amendment, the lenders completed their regular semi-annual redetermination of the borrowing base scheduled for April 1, 2015. The borrowing base was set at $1,700.0 million. The Company increased the lenders’ aggregate elected commitment from $1,500.0 million to $1,525.0 million. The lenders' aggregate commitment can be increased to the full $1,700.0 million borrowing base by increasing the commitment of one or more lenders.
Hedging Activity
As of May 6, 2015, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

	Weighted Average Prices ($/Bbl)
	Floor	Ceiling	BOPD
First Half 2015
Swaps	$90.67	$90.67	19,000
Two-way collars	$87.14	$102.19	7,000
Deferred premium puts(1)	$87.45		6,000
Total 1H15 hedges (weighted average)	$89.30	$93.77	32,000

Second Half 2015
Swaps	$76.68	$76.68	18,000
Two-way collars	$86.00	$103.42	5,000
Total 2H15 hedges (weighted average)	$78.71	$82.49	23,000

First Half 2016
Swaps	$64.98	$64.98	2,000
Total 1H16 hedges (weighted average)	$64.98	$64.98	2,000

Second Half 2016
Swaps	$65.10	$65.10	1,000
Total 2H16 hedges (weighted average)	$65.10	$65.10	1,000

(1)	Floor price is net of deferred premium of $2.55.

Conference Call Information
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Thursday, May 7, 2015
Time:	10:00 a.m. Central Time
Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	7143557
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Thursday, May 14, 2015 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10064003
The conference call will also be available for replay at www.oasispetroleum.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	March 31, 2015	December 31, 2014
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$10,188	$45,811
Accounts receivable — oil and gas revenues	112,785	130,934
Accounts receivable — joint interest partners	130,384	175,537
Inventory	21,956	21,354
Prepaid expenses	16,954	14,273
Derivative instruments	253,320	302,159
Other current assets	1,000	6,539
Total current assets	546,587	696,607
Property, plant and equipment
Oil and gas properties (successful efforts method)	6,187,638	5,966,140
Other property and equipment	356,940	313,439
Less: accumulated depreciation, depletion, amortization and impairment	(1,215,216)	(1,092,793)
Total property, plant and equipment, net	5,329,362	5,186,786
Derivative instruments	—	13,348
Deferred costs and other assets	40,988	41,671
Total assets	$5,916,937	$5,938,412
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,339	$20,958
Revenues and production taxes payable	210,478	209,890
Accrued liabilities	314,211	410,379
Accrued interest payable	24,677	49,786
Deferred income taxes	77,746	97,499
Advances from joint interest partners	5,788	6,616
Total current liabilities	642,239	795,128
Long-term debt	2,365,000	2,700,000
Deferred income taxes	539,146	526,770
Asset retirement obligations	42,980	42,097
Other liabilities	3,327	2,116
Total liabilities	3,592,692	4,066,111
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 300,000,000 shares authorized; 139,619,087 and 101,627,296 shares issued at March 31, 2015 and December 31, 2014, respectively	1,372	1,001
Treasury stock, at cost: 397,732 and 285,677 shares at March 31, 2015 and December 31, 2014, respectively	(12,191)	(10,671)
Additional paid-in capital	1,478,336	1,007,202
Retained earnings	856,728	874,769
Total stockholders’ equity	2,324,245	1,872,301
Total liabilities and stockholders’ equity	$5,916,937	$5,938,412

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$173,859	$331,847
Well services and midstream revenues	6,528	17,672
Total revenues	180,387	349,519
Expenses
Lease operating expenses	39,125	39,989
Well services and midstream operating expenses	1,952	10,920
Marketing, transportation and gathering expenses	7,278	5,186
Production taxes	16,621	31,803
Depreciation, depletion and amortization	118,478	91,272
Exploration expenses	843	380
Rig termination	1,080	—
Impairment of oil and gas properties	5,321	762
General and administrative expenses	23,324	23,520
Total expenses	214,022	203,832
Gain on sale of properties	—	183,393
Operating income (loss)	(33,635)	329,080
Other income (expense)
Net gain (loss) on derivative instruments	47,072	(17,603)
Interest expense, net of capitalized interest	(38,784)	(40,158)
Other income (expense)	(70)	153
Total other income (expense)	8,218	(57,608)
Income (loss) before income taxes	(25,417)	271,472
Income tax benefit (expense)	7,376	(101,519)
Net income (loss)	$(18,041)	$169,953
Earnings (loss) per share:
Basic	$(0.17)	$1.71
Diluted	(0.17)	1.70
Weighted average shares outstanding:
Basic	109,303	99,560
Diluted	109,303	100,049

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating results ($ in thousands):
Revenues
Oil	$163,813	$309,231
Natural gas	10,046	22,616
Well services and midstream	6,528	17,672
Total revenues	$180,387	$349,519
Production data:
Oil (MBbls)	4,022	3,449
Natural gas (MMcf)	3,107	2,448
Oil equivalents (MBoe)	4,540	3,857
Average daily production (Boe/d)	50,446	42,856
Average sales prices:
Oil, without derivative settlements (per Bbl)	$40.73	$89.66
Oil, with derivative settlements (per Bbl) (1)	67.89	89.01
Natural gas (per Mcf) (2)	3.23	9.24
Costs and expenses (per Boe of production):
Lease operating expenses	$8.62	$10.37
Marketing, transportation and gathering expenses (3)	1.60	1.53
Production taxes	3.66	8.25
Depreciation, depletion and amortization	26.10	23.66
General and administrative expenses	5.14	6.10

(1)	Realized prices include gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

(2)	Natural gas prices include the value for natural gas and natural gas liquids.

(3)	Excludes non-cash valuation charges on pipeline imbalances.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(18,041)	$169,953
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	118,478	91,272
Gain on sale of properties	—	(183,393)
Impairment of oil and gas properties	5,321	762
Deferred income taxes	(7,376)	98,753
Derivative instruments	(47,072)	17,603
Stock-based compensation expenses	7,606	4,505
Deferred financing costs amortization and other	1,655	1,487
Working capital and other changes:
Change in accounts receivable	63,313	(9,275)
Change in inventory	(602)	790
Change in prepaid expenses	1,892	(14,259)
Change in other current assets	5,539	(29)
Change in other assets	—	(1,593)
Change in accounts payable and accrued liabilities	(42,341)	29,007
Change in other current liabilities	—	2,766
Change in other liabilities	(11)	(82)
Net cash provided by operating activities	88,361	208,267
Cash flows from investing activities:
Capital expenditures	(359,113)	(280,895)
Proceeds from sale of properties	—	321,943
Costs related to sale of properties	—	(2,010)
Derivative settlements	109,259	(2,239)
Advances from joint interest partners	(828)	(1,898)
Net cash provided by (used in) investing activities	(250,682)	34,901
Cash flows from financing activities:
Proceeds from sale of common stock	463,218	—
Proceeds from revolving credit facility	145,000	—
Principal payments on revolving credit facility	(480,000)	(275,570)
Purchases of treasury stock	(1,520)	(3,025)
Other	—	(176)
Net cash provided by (used in) financing activities	126,698	(278,771)
Decrease in cash and cash equivalents	(35,623)	(35,603)
Cash and cash equivalents:
Beginning of period	45,811	91,901
End of period	$10,188	$56,298
Supplemental non-cash transactions:
Change in accrued capital expenditures	$(90,189)	$39,516
Change in asset retirement obligations	1,413	(128)

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash or non-recurring charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following table presents reconciliations of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measure of Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Net income (loss)	$(18,041)	$169,953
Gain on sale of properties	—	(183,393)
Net (gain) loss on derivative instruments	(47,072)	17,603
Derivative settlements (1)	109,259	(2,239)
Interest expense, net of capitalized interest	38,784	40,158
Depreciation, depletion and amortization	118,478	91,272
Impairment of oil and gas properties	5,321	762
Rig termination	1,080	—
Exploration expenses	843	380
Stock-based compensation expenses	7,606	4,505
Income tax expense	(7,376)	101,519
Other non-cash adjustments	(4)	(746)
Adjusted EBITDA	$208,878	$239,774

Net cash provided by operating activities	$88,361	$208,267
Derivative settlements (1)	109,259	(2,239)
Interest expense, net of capitalized interest	38,784	40,158
Rig termination	1,080	—
Exploration expenses	843	380
Deferred financing costs amortization and other	(1,655)	(1,487)
Current tax expense	—	2,766
Changes in working capital	(27,790)	(7,325)
Other non-cash adjustments	(4)	(746)
Adjusted EBITDA	$208,878	$239,774

(1)
Cash settlements represent the cumulative gains and losses on the Company’s derivative instruments for the periods presented and do not include a recovery of costs that were paid to acquire or modify the derivative instruments that were settled.

The following tables present reconciliations of the GAAP financial measure of income before income taxes to the non-GAAP financial measure of Adjusted EBITDA for the Company’s three reportable business segments on a gross basis for the periods presented:

	Exploration and Production
	Three Months Ended March 31,
	2015	2014
	(In thousands)
Income (loss) before income taxes	$(34,008)	$265,285
Gain on sale of properties	—	(183,393)
Net (gain) loss on derivative instruments	(47,072)	17,603
Derivative settlements(1)	109,259	(2,239)
Interest expense, net of capitalized interest	38,784	40,158
Depreciation, depletion and amortization	117,540	90,228
Impairment of oil and gas properties	5,321	762
Rig termination	1,080	—
Exploration expenses	843	380
Stock-based compensation expenses	7,542	4,428
Other non-cash adjustments	(4)	(746)
Adjusted EBITDA	$199,285	$232,466

(1)
Cash settlements represent the cumulative gains and losses on the Company’s derivative instruments for the periods presented and do not include a recovery of costs that were paid to acquire or modify the derivative instruments that were settled.

	Well Services
	Three Months Ended March 31,
	2015	2014
	(In thousands)
Income before income taxes	$9,608	$13,504
Depreciation, depletion and amortization	4,518	2,635
Stock-based compensation expenses	543	253
Adjusted EBITDA	$14,669	$16,392

	Midstream Services
	Three Months Ended March 31,
	2015	2014
	(In thousands)
Income before income taxes	$9,289	$4,632
Depreciation, depletion and amortization	1,186	851
Stock-based compensation expenses	204	—
Adjusted EBITDA	$10,679	$5,483

Adjusted Net Income and Adjusted Diluted Earnings Per Share are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, impairment of oil and gas properties, and other similar non-cash and non-recurring charges, and then (2) the non-cash and non-recurring items’ impact on taxes based on the Company’s effective tax rate in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP. The Company defines Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by diluted weighted average shares outstanding.
The following table presents reconciliations of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted Net Income and the GAAP financial measure of diluted earnings per share to the non-GAAP financial measure of Adjusted Diluted Earnings Per Share for the periods presented:

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share data)
Net income (loss)	$(18,041)	$169,953
Gain on sale of properties	—	(183,393)
Net gain (loss) on derivative instruments	(47,072)	17,603
Derivative settlements (1)	109,259	(2,239)
Impairment of oil and gas properties	5,321	762
Rig termination	1,080	—
Other non-cash adjustments	(4)	(746)
Tax impact (2)	(19,903)	62,830
Adjusted Net Income	$30,640	$64,770

Diluted earnings per share	$(0.17)	$1.70
Gain on sale of properties	—	(1.83)
Net gain (loss) on derivative instruments	(0.43)	0.18
Derivative settlements (1)	1.00	(0.02)
Impairment of oil and gas properties	0.05	0.01
Rig termination	0.01	—
Other non-cash adjustments	—	(0.01)
Tax impact (2)	(0.18)	0.62
Adjusted Diluted Earnings Per Share	$0.28	$0.65

Diluted weighted average shares outstanding	109,303	100,049

Effective tax rate	29.0%	37.4%

(1)
Cash settlements represent the cumulative gains and losses on the Company’s derivative instruments for the periods presented and do not include a recovery of costs that were paid to acquire or modify the derivative instruments that were settled.

(2)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash and non-recurring items.